Exhibit 99.1

NEWMARKET CORPORATION REPORTS SIGNIFICANT IMPROVEMENT IN THIRD QUARTER AND NINE MONTHS 2006 RESULTS

Richmond, VA, October 25, 2006 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the third quarter and nine months of 2006.

Earnings for the third quarter 2006, excluding the benefit of special items, were up 36 percent to $14 million, or $.81 per share, compared to third quarter earnings last year on the same basis of $10.3 million, or $.59 per share. Including the benefit of special items, net income for the third quarter of this year was $18.9 million, or $1.09 per share, compared to net income for the third quarter of 2005 of $13.4 million, or $.77 cents per share.

For the first nine months of this year earnings excluding the benefit of special items increased 69 percent compared to the same period last year. Earnings on this basis amounted to $43.3 million, or $2.49 per share, for the first nine months of this year while earnings on this basis for the same period last year were $25.6 million, or $1.48 per share. Including special items, net income for the first nine months of 2006 was $53.1 million, or $3.05 per share compared to net income of $31.2 million or $1.80 per share for the same period last year.

The petroleum additives segment results continue to reflect significant improvement over the same periods last year. Petroleum additives net sales for the third quarter of this year improved to $323.9 million, an increase of 21 percent over net sales of $267.4 million for the third quarter last year. For the first nine months of this year, petroleum additives net sales have grown to $948.4 million, an increase of 23 percent over net sales of $773.6 million for the first nine months of 2005. Third quarter 2006 operating profit for the petroleum additives segment, excluding the benefit of a special item, reflected another strong improvement in performance with earnings of $27.8 million. This is an increase of 65 percent over operating profit of $16.8 million in the third quarter 2005. For the first nine months of this year, petroleum additives operating profit, excluding the benefit of a special item, grew to $80.6 million, a significant increase of 90 percent over operating profit for the same period last year of $42.4 million. All major product lines had improved profits in the first nine months of 2006. The improvement in petroleum additives operating profit for the first nine months of 2006 includes an increase in volumes shipped as well as a better sales mix of certain higher margin products. We also continue to make progress in restoring margins through the introduction of more cost-effective products and price increases to recover increasing costs.

As expected, tetraethyl lead (TEL) results continue to decline with results for the third quarter of this year basically at break even. This segment had operating profit of $5.5 million in the third quarter last year. For the first nine months of this year, TEL had an operating profit of $2.5 million compared to earnings of $15.3 million excluding a special item in the same period last year. TEL continues to be a declining contributor to the profit of the corporation.

Our results included two non-recurring income items this quarter, which added approximately $8 million to our cash position. Our balance sheet remains strong and we continue in our efforts to identify acquisitions.

We are pleased with the continued improvement in our petroleum additives business and our ability to bring value-added products and solutions to our customers despite the highly competitive nature of this business and the environment of volatile raw materials and energy costs.

Sincerely,

Thomas E. Gottwald

As noted, net income for the third quarter and first nine months for both 2006 and 2005 include certain special items. The Company has reported net income including special items, as well as earnings excluding special items and related per share amounts in this release. The Company believes that even though earnings excluding special items are not required by or presented in accordance with GAAP, this additional measure enhances understanding of the Company’s performance. Earnings excluding these items enhances period to period comparability. Earnings excluding special items should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to earnings excluding special items.

Summary	of Earnings for the Third Quarter and Nine Months:

	Third Quarter Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net Income
Net income	$18.9	$13.4	$53.1	$31.2
(Less) Special items:
Transportation issue settlement	(1.6)	—	(1.6)	—
Earn-out agreement income	(3.3)	—	(3.3)	—
Gain on sale of property	—	(1.8)	(2.0)	(1.8)
Income tax settlement	—	(1.3)	(2.9)	(1.3)
Insurance settlement	—	—	—	(2.5)

Earnings excluding special items	$14.0	$10.3	$43.3	$25.6

Diluted Earnings Per Share:
Net income	$1.09	$0.77	$3.05	$1.80
(Less) Special items:
Transportation issue settlement	(0.09)	—	(0.09)	—
Earn-out agreement income	(0.19)	—	(0.19)	—
Gain on sale of property	—	(0.11)	(0.12)	(0.11)
Income tax settlement	—	(0.07)	(0.16)	(0.07)
Insurance settlement	—	—	—	(0.14)

Earnings excluding special items	$0.81	$0.59	$2.49	$1.48

As a reminder, a conference call and Internet web cast is scheduled for 10:00 a.m. EDT on Friday, October 27, 2006, to review third quarter 2006 financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 1, 2006 at 11:59 EDT by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 286. The conference ID number is 216931. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2005 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com